Exhibit 10.6

EXCLUSIVE LICENSE

AGREEMENT BETWEEN MVL RIGHTS LLC

AND MARVEL CHARACTERS, INC.

This EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is made and entered into as of August 31, 2005 (“Effective Date”) by and between MVL Rights LLC, a Delaware limited liability company (“MRI”) and Marvel Characters, Inc., a Delaware corporation (“MCI”).

WHEREAS, MVL Film Finance LLC (“MVL”) entered into the Credit Agreement (as defined below) pursuant to which the Lenders thereto and as defined therein have made available to MVL a film finance credit facility to fund the production of a slate of theatrical motion pictures to be developed and produced by MVL Productions LLC (“MPROD”), a wholly-owned subsidiary of Marvel Studios, Inc. (“MSI”); and

WHEREAS, as a condition to entering into the Credit Agreement, MCI has created MRI as a wholly-owned bankruptcy-remote special-purpose subsidiary and has contributed to the capital of MRI the Trademarks (as defined below) pursuant to the MCI Assignment Agreement (as defined below); and

WHEREAS, pursuant to the MCI Assignment Agreement, MCI has assigned to MRI as consideration for this Agreement the Copyrights, Domain Names and certain other rights, benefits and privileges pertaining to the Property (as defined below); and

WHEREAS, MRI wishes to grant, license, convey and transfer to MCI the MRI Granted Rights (as defined below); and

WHEREAS, MCI wishes to accept such grant and license from MRI and to assume certain obligations of MRI all as more fully set forth below;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

1.           DEFINED TERMS. When used in this Agreement, the following terms shall have the following definitions:

1.1             The following terms shall have the meaning set forth in the MVL License Agreement:

Approval Rights Back End Service Fee Co-Promotion/Commercial Tie-In Rights Co-Promotion/Commercial Tie-In Period	Consultation Right Distribution Rights Fixed Service Fee Governmental Body Literary Publishing Rights

Marketing Rights Merchandising Rights MVL Granted Rights Marvel Handbook MRI Family Co-Promotions/ Commercial Tie-In Musical Composition Music Publishing Rights Music Rights	New Characters Picture Picture Related or Picture-Related Item Publishing Rights Reserved Rights Rights Soundtrack Soundtrack Recording Rights

1.2              The following terms shall have the meaning set forth in the MCI Assignment Agreement:

Copyright(s)
Character Title(s)
Domain Name(s)
Encumbrance
Intellectual Property Rights
Laws
Main Character(s)
MCI Agreement
Minor Character(s)
Subsidiary Character(s)
Trademarks

1.3             “Credit Agreement” means that certain Credit and Security Agreement of even date herewith among MVL, as Borrower, the financial institutions and conduit lenders party thereto from time to time, as Lenders, General Electric Capital Corporation, as Administrative Agent, and HSBC Bank USA, National Association as Collateral Agent, as the same may be from time to time amended, supplemented or otherwise modified.

1.4             “Derivative Work” shall have the meaning as set forth in 17 USC Section 101 (the Copyright Act).

1.5             “Master Agreement” means that certain Master Development and Distribution Agreement between MVL, MSI and MPROD, of even date herewith as the same may be amended, supplemented or modified by agreement of the parties thereto.

1.6             “MCI Assignment Agreement” means that certain Assignment Agreement of even date herewith between MCI and MRI.

1.7             “MVL License Agreement” means that certain Exclusive Cross License Agreement of even date herewith between MRI and MVL.

1.8	“Permitted Lien” shall have the meaning set forth in the Master Agreement.

2.            CONDITION PRECEDENT. All of the rights and obligations of MRI and MCI contained herein are expressly conditioned on and subject to the satisfaction, in the reasonable opinion of MRI, of the full execution of (a) the MCI Assignment Agreement and (b) the MVL License Agreement (collectively the “Condition Precedent”).

3.	MRI - MCI GRANT OF RIGHTS.

3.1             Exclusive License of Copyright and Domain Names. Subject to the satisfaction or waiver of the Condition Precedent set forth in Section 2 above, and subject to and except as to the license of rights under copyright granted to MVL pursuant to the MVL License Agreement, MRI hereby grants, transfers, and conveys to MCI an exclusive, perpetual, irrevocable, transferable (including without limitation sub-licensable), worldwide fully paid-up license to all of MRI’s rights, title and interests in and to the Copyrights and Domain Names.

3.2	Exclusive License of Trademarks.

3.2.1      Grant. Subject to the satisfaction or waiver of the Condition Precedent set forth in Section 2 above, and subject to and except as to the license under Trademarks granted to MVL pursuant to the MVL License Agreement, MRI hereby grants, transfers and conveys to MCI an exclusive, perpetual, irrevocable, transferable (including without limitation sub-licensable), worldwide fully paid-up license to use and exploit in any manner the Trademarks.

3.2.2      Protection of Trademarks. MCI’s use of the Trademarks as permitted hereunder shall at all times be in a manner so as to protect the goodwill associated with such Trademarks and in a manner consistent with the high quality standards for such Trademarks heretofore maintained and in no event in a manner less than as reflected in the Marvel Handbook. MCI (as a licensee) acknowledges that the use and exploitation of the licensed rights in and to the Trademarks must be continuously supervised, managed and maintained under applicable Laws and under standards set by owners of the applicable trademarks, and they shall supervise, manage and maintain such in accordance with applicable Law and such standards. MCI shall require its licensees to be bound by terms no less restrictive than those set forth in this Section 3.2.2.

3.3             Grant of Rights. In addition to and without limiting the grants and licenses set forth in Section 3.1 and 3.2 and subject to the satisfaction or waiver of the Condition Precedent set forth in Section 2 above and further subject to the terms and conditions of this Agreement, MRI hereby grants and licenses to MCI the following rights (collectively with the exclusive license in Section 3.1 and the exclusive license in Section 3.2, the “MRI Granted Rights”):

3.3.1      The MVL Granted Rights, on an exclusive, worldwide, transferable (including without limitation sub-licensable), irrevocable, fully paid-up and perpetual basis;

3.3.2      The Reserved Rights, on an exclusive, worldwide, transferable (including without limitation sub-licensable), irrevocable, fully paid-up and perpetual basis;

3.3.3      The Co-Promotion/Commercial Tie-In Rights, in accordance with Section 8 of the MVL License Agreement on an exclusive, worldwide, transferable, (including without limitation sub-licensable), irrevocable, fully paid-up and perpetual basis;

3.3.4      The right to conduct co-promotions/commercial tie-ins that do not include a Picture on an exclusive, worldwide, transferable (including without limitation sub-licensable), irrevocable, fully paid-up and perpetual basis;

3.3.5      MRI Family Co-Promotions/Commercial Tie-Ins rights, on an exclusive, worldwide, transferable (including without limitation sub-licensable), irrevocable, fully paid-up and perpetual basis;

3.3.6      The Copyright Revenue Rights, with respect to the MVL Granted Rights, on an exclusive, transferable (including without limitation sub-licensable), irrevocable, fully paid-up and perpetual basis;

3.3.7      The exclusive, perpetual, worldwide, transferable (including without limitation sub-licensable), irrevocable, fully paid-up right to (or to cause the) use, exploit, license, sublicense, distribute, sub-distribute, make derivative works of, using or incorporating, market, advertise or promote, modify, alter, edit, the Property and the Intellectual Property Rights or any portion thereof subject only to the grant of the Rights set forth in the MVL License Agreement. For the avoidance of doubt, other than the Rights licensed to MVL pursuant to the MVL License Agreement, all other rights, title and interest in and to the Property and Intellectual Property Rights is hereby exclusively granted and conveyed to MCI (for example, MCI shall have the right to create direct-to-video motion pictures or a television series based on the Property);

3.3.8      The exclusive, perpetual, transferable (including without limitation sub-licensable), irrevocable, fully paid-up right to carry out, exercise and administer on behalf of MRI the (a) Consultation Rights and Approval Rights subject to and in accordance with the terms of Section 9 of the MVL License Agreement and (b) the agreement with talent terms as set forth in Section 10 of the MVL License Agreement; and

3.3.9      The non-exclusive, perpetual, irrevocable, fully paid-up, transferable (including without limitation sub-licensable), worldwide right to use and otherwise exploit in any manner (at MCI’s sole expense) stills and/or clips, not exceeding five (5) minutes in running time, from each Picture and/or from any marketing materials related to each Picture for any purpose including without limitation in connection with general corporate or institutional uses by MCI and/or its affiliates (e.g., trade shows, financial prospectuses, annual reports and/or meetings with shareholders or investment analysts).

4.	ASSIGNMENT OF MCI AGREEMENTS / SERVICE FEE.

4.1         MCI Agreements. As further consideration for the grant of the MRI Granted Rights, MRI hereby grants, transfers, conveys and assigns to MCI and MCI hereby expressly accepts and does assume all of MRI’s obligations, duties and responsibilities set forth in each MCI Agreement and agrees to be bound by and to perform pursuant to the terms of each MCI Agreement.

4.2         Service Fee. In consideration of MCI’s exercise of the Consultation Rights and Approval Rights and for other consideration the receipt and sufficiency of which are hereby acknowledged, MRI hereby grants, transfers, conveys and forever assigns to MCI all of its right, title and interest in and to the Fixed Service Fee and Back-End Service Fee.

5.            OWNERSHIP OF INTELLECTUAL PROPERTY. MCI or its licensees, pursuant to the terms of the license agreement with such licensee, will solely own the copyright and all other rights in and to each Derivative Work (and all items or properties of any kind or nature) authored, produced or created by or for MCI, whether created as a work-made-for-hire or licensed or assigned to MCI, based on or otherwise using or incorporating in whole or in part the Property and/or the MRI Granted Rights. MCI shall have the right to register in its name any copyright or trademark in and to such Derivative Work. The first sentence of this Section 5 shall not apply to Derivative Works created by or for MVL pursuant to its exercise of the Rights in accordance with the terms of the MVL License Agreement.

6.	PROTECTION OF COPYRIGHTS AND TRADEMARKS.

6.1             Generally. Any permitted use of the Property by MCI pursuant to this Agreement shall be with all notice(s) of copyright and trademark, as may be required, to afford to the Property or derivative work based in whole or in part on the Property copyright and trademark protection in the United States and all countries adhering to the Berne Convention, the Pan American Copyright Convention and the Universal Copyright Convention. In connection with the exploitation by MCI of the MRI Granted Rights, MCI will (a) do all acts reasonably necessary to register, preserve and protect the Trademarks which form part of the Property, (b) all acts reasonably necessary to prevent the Trademarks from falling into the public domain, and (c) secure on each Derivative Work based in whole or in part on the Property the appropriate copyright and trademark notifications with respect to the Property, it being understood that MCI shall be the registered owner of all copyrights, registered or unregistered, in and to such Derivative Work.

6.2              Control of Prosecution and Maintenance. With respect to each Derivative Work based on the MRI Granted Rights, MCI hereby agrees to file all applications for, prosecution of, maintenance of, and payment of prosecution and maintenance fees on all copyrights in each Derivative Work based on the MRI Granted Rights, and MCI shall retain control of and authority governing all decisions pertaining to such applications, prosecution and maintenance, including but not limited to the preparation and filing of applications, responses to office actions, maintenance applications and supporting documents, payment of issue fees, prosecution fees, maintenance fees, or annuities, and abandonment of applications or registrations except as otherwise provided hereunder. MRI shall reasonably cooperate with MCI, at MRI’s expense, in the application for, prosecution of and maintenance of all such copyrights and trademarks, such cooperation including but not limited to the prompt execution of any documents reasonably required by MCI in the course of such application, prosecution or maintenance.

6.3              Failure to Maintain. In the event that MCI decides to abandon or not renew, or fails to pay fees for, or otherwise fails to maintain a copyright or trademark registration or application existing as of the date hereof that is pertinent to the Rights, and in any case prior to allowing any such copyright or trademark registration or application in any country or territory to lapse or otherwise become abandoned, MCI shall first and before allowing any such item to become prejudiced, obtain the advice and consent of MRI, and subject to any licenses that MCI has granted to any third party, shall offer to allow MRI to assume the prosecution and/or maintenance of such registration or application under MCI’s name. If MCI fails to perform its obligations under this Section 6.3, then MRI may perform such obligations on MCI’s behalf, pursuant to the power of attorney granted to MRI under Section 6.5 below. If MRI assumes control of any prosecution or maintenance on behalf of MCI under this Section, MRI may deduct its costs and expenses in connection therewith from any amounts otherwise owed to MCI hereunder.

6.4             Enforcement of Rights. MCI shall have the right to enforce its rights and remedies with respect to the MRI Granted Rights in its own name and in the name of MRI. In MCI’s sole judgment, MCI may join MRI as a party plaintiff or defendant in any action or proceeding relating to the MRI Granted Rights, and MRI agrees not to contest any such action by MCI. MCI agrees to notify MRI in each instance where it elects not to enforce any of its rights or remedies with respect to the MRI Granted Rights where such right or remedy if not pursued would be reasonably likely to impair the Rights, and shall before allowing any such right, remedy or cause of action to become prejudiced obtain the advice and consent of MRI, and subject to any licenses that MCI has granted to any third party, shall offer to allow MRI to assume the cause of action under MCI’s name. If within ten (10) business days after receipt of written notice from MRI, MCI neither commences such enforcement nor notifies MRI of its election not to commence such enforcement, then MRI shall be entitled to assume the cause of action under MCI’s name subject to (i) MCI approving the counsel selected by MRI, and (ii) MCI approving in advance the terms of any settlement in connection with such action that imposes on MCI any financial, or legal liability or that in any way detracts or derogates from, alters or adversely impacts the rights granted to MCI hereunder. All damages, penalties, settlements and profits relating to or arising from any interference with or infringement of any of the MRI Granted Rights are hereby assigned to MCI and shall be retained by MCI unless MRI brings in the name of MCI the action giving rise to such, in which event MRI may withhold from any such sum its actual out-of-pocket costs incurred in connection therewith. Each party shall reasonably cooperate with the other, at each party’s own expense, in connection with any suit or action threatened or instituted by or against MCI or MRI relating to any MRI Granted Rights other than any action for which such party would be entitled to seek indemnification from the other party in which event the terms of Section 9 shall apply.

6.5              Further Documents. Upon the complete signature hereof, MRI shall execute, acknowledge and deliver to MCI the Exclusive Short Form Copyright License attached hereto as Exhibit A and the Exclusive Short Form Trademark License attached hereto as Exhibit B. MRI agrees to duly execute, acknowledge and deliver, or cause to be duly executed, acknowledged and delivered, to MCI any and all other copyright, trademark or other instruments consistent with the terms hereof or to take any action that may be necessary, proper or expedient in the reasonable opinion of MCI (using its reasonable business judgment) to evidence or record or give constructive notice of MCI’s MRI Granted Rights, or otherwise carry out and effectuate the purposes and intent of this Agreement. MRI also agrees to duly execute, acknowledge and deliver, or cause to be duly executed, acknowledged and delivered, to MCI any and all security instruments (including Mortgages of Copyright, UCC-l’s or other documents of any nature) consistent with the terms hereof. MRI hereby irrevocably nominates, constitutes and appoints MCI as MRI’s true and lawful attorney-in-fact, coupled with an interest, with the right to: (i) execute, acknowledge and file all such instruments and documents consistent herewith that MCI determines to be reasonably necessary to evidence or record or give constructive notice of MCI’s MRI Granted Rights, provided MRI has first had a reasonably opportunity to itself execute such document or instrument; and (ii) file lawsuits or copyright or trademark infringement claims or causes of action, including without limitation, piracy claims, to protect the MRI Granted Rights, all as required in MCI’s reasonable, good faith judgment, if MRI fails to execute, acknowledge and deliver any such instruments or documents within ten (10) business days after MCI’s written request.

6.6              Intellectual Property Notices. MCI shall use appropriate trademark and copyright notices in connection with its exercise of the MRI Granted Rights.

7.            REPRESENTATIONS AND WARRANTIES OF MCI. MCI represents and warrants to MRI as follows, as of the date of this Agreement:

7.1             Valid Existence. MCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as set forth herein.

7.2             Authority. This Agreement constitutes a legal, valid and binding obligation of MCI, enforceable against MCI in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). MCI has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by MCI of this Agreement has been authorized by all necessary corporate action on the part of MCI.

7.3              No Conflict. The execution, delivery and performance of this Agreement by MCI will not directly or indirectly: (i) result in (with or without notice or lapse of time) a violation or breach of, or conflict with or constitute a default or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by any agreement that would have a Material Adverse Effect (as defined in the Master Agreement); (ii) violate any order, writ, judgment, injunction, ruling, award or decree of any Governmental Body (as defined in the Master Agreement) binding on MCI that would have a Material Adverse Effect; or (iii) result in the cancellation, revocation or suspension of any registrations, consents, approvals, authorizations or certificates issued or granted by any Governmental Body which are held by or granted to MCI, other than notices, approvals, ratifications, waivers or authorizations that have already been obtained.

7.4              Current Licenses. With respect to its exercise of the MRI Granted Rights, MCI will not enter into any license of or grant any rights in conflict with the Rights other than with respect to the Marketing Rights and the Co-Promotion/Commercial Tie-In Rights.

7.5              No Liens. MCI will not take any action (or fail to act that would result in) with respect to the MRI Granted Rights that would create any Encumbrances or any contractual restrictions of any kind, adversely affecting the Rights (other than with respect to the Marketing Rights and the Co-Promotion/Commercial Tie-In Rights) other than Permitted Liens.

7.6              No Impairment. In connection with its exploitation of the MRI Granted Rights, MCI will not knowingly do any act or thing that will in any way create a claim against the Rights; provided, however, that the mere assertion by a third party of an invalid claim (whether or not such claim is asserted in connection with litigation) shall not constitute a breach by MCI of this Section 7.

8.            REPRESENTATIONS, WARRANTIES AND COVENANTS OF MRI. MRI represents, warrants and covenants to MCI as follows:

8.1         Valid Existence. MRI is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to conduct its business as set forth herein and to grant the rights granted hereunder.

8.2	Authority; No Conflict.

8.2.1      This Agreement constitutes a legal, valid and binding obligation of MRI, enforceable against MRI in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). MRI has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder and to grant the rights granted hereunder. The execution and delivery by MRI of this Agreement and the grant of the rights hereunder has been authorized by all necessary limited liability company action on the part of MRI.

8.2.2      The execution, delivery and performance of this Agreement will not directly or indirectly: (i) result in (with or without notice or lapse of time) a violation or breach of, or conflict with or constitute a default or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or require notice under, any agreement, document, filing or registration to which MRI is a party, or the Transaction Documents (as defined in the Master Agreement); (ii) result in the creation of any lien, claim or Encumbrance, upon the Property, any Intellectual Property Rights or the MRI Granted Rights; (iii) violate any order, writ, judgment, injunction, ruling, award or decree of any Governmental Body binding on MRI; (iv) violate any statute, law or regulation of any jurisdiction governing the Property, Intellectual Property Rights or MRI Granted Rights; or (v) result in the cancellation, revocation or suspension of any registrations, consents, approvals, authorizations or certificates issued or granted by any Governmental Body which are held by or granted to MRI, other than notices, approvals, ratifications, waivers or authorizations that have already been obtained.

8.2.3      MRI will not be required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization from any person or entity (including, without limitation, any Governmental Body) in connection with: (i) the execution and delivery of this Agreement, or (ii) the consummation or performance hereof.

8.3         Ownership. MRI either owns or has a valid and enforceable exclusive license to all right, title and interest in and to the MRI Granted Rights free of any security interests, liens, charges or Encumbrances and has and will retain the full and sole right and authority to enter into and perform this Agreement and to license, transfer, grant, assign and convey the MRI Granted Rights.

8.4         Current Licenses. MRI will not enter into any license of or grant any rights in conflict with or pertaining to the MRI Granted Rights other than this Agreement and with respect to the Marketing Rights in the MVL License Agreement.

8.5         No Liens. MRI will not take any action (or fail to act that would result in) to create any Encumbrances, or any contractual restrictions of any kind, adversely affecting the MRI Granted Rights other than the creation of Permitted Liens.

8.6         Not in Public Domain. MRI shall take all action to the same extent as previously undertaken by MCI, so as to prevent the MRI Granted Rights from falling into the public domain.

8.7         No Infringement. MRI shall not take any action (or fail to act that would result in) that would cause the MRI Granted Rights herein granted or conveyed, or agreed to be granted or conveyed, to in any way infringe upon any copyright, trademark, common law, literary, dramatic, musical, personal or literary rights of any Person.

8.8         No Impairment. MRI will not knowingly do any act or thing that will create a claim against the Rights herein granted, conveyed or which will impair, impede, invalidate or encumber any such MRI Granted Rights; provided, however, that the mere assertion by a third party of an invalid claim (whether or not such claim is asserted in connection with litigation) shall not constitute a breach by MRI of this Section 8.

9.	INDEMNIFICATION.

9.1         By MRI. MRI shall indemnify, defend and hold harmless MCI, and its directors, officers, shareholders, employees, contractors, and agents from and against any and all liability (whether arising under a theory of contract, statute, strict liability or product liability), including damages, losses, demands, claims, actions, fees, costs, and out of pocket expenses (including defense costs and legal, accounting, and other expert witness, consulting and professional fees (collectively “Losses”) from third-party claims, in any way arising from, connected with or related to (a) MRI’s breach of this Agreement including without limitation any of its representations, warranties or covenants herein; (b) any claim that any of the MRI Granted Rights granted hereunder in any way infringe or violate any copyright, trademark, common law, literary, dramatic, or personal rights of any party; or (c) any claim by a third party as a result of MRI entering into this Agreement. Any legal defense pursuant to the indemnification obligations under this Section 9.1 shall be conducted by MCI and performed by counsel selected by MCI. MCI shall not without MRI’s prior written approval, accept any settlement, or enter a plea of guilt or nolo contendere, to any charge or claim that results in other than a monetary judgment against MRI, which monetary judgment shall not exceed MRI’s ability to pay and which shall be paid by MRI. MRI’s indemnification obligations shall not extend to claims arising out of (a) a breach by MCI of this Agreement or of its representations, warranties or covenants set forth herein, or (b) any Losses arising out of a breach by MCI of the MCI Assignment Agreement or any other claim that is subject to MCI’s indemnity obligation under the MCI Assignment Agreement. The occurrence of an event that gives rise to an obligation on the part of MRI to indemnify, defend or hold MCI harmless pursuant to this Agreement and not pursuant to the Assignment Agreement or vice versa shall not relieve MRI of its indemnification obligations under the agreement giving rise to such obligation.

9.2         By MCI. MCI in its capacity as a licensee under this Agreement shall indemnify, defend and hold harmless MRI, and its directors, officers, shareholders, employees, contractors, and agents from and against any and all Losses from third party claims, in any way arising from, connected with or related to (a) MCI’s breach of this Agreement or any of its representations or warranties set forth in this Agreement or (b) MCI’s exploitation of the MRI Granted Rights. Any legal defense pursuant to the indemnification obligations under this Section 9.2 shall be conducted by MCI and performed by counsel selected by MCI. MCI shall not without MRI’s prior written approval, accept any settlement, or enter a plea of guilt or nolo contendere, to any charge or claim that results in other than a monetary judgment against MRI, which monetary judgment shall not exceed MRI’s ability to pay and which shall be paid by MRI. MCI’s indemnification obligations in its capacity as a licensee under this Agreement shall not extend to claims arising out of a breach by MRI of this Agreement or of its representations, warranties or covenants set forth herein or if MRI has an obligation to indemnify MCI arising out of or pursuant to the MCI Assignment Agreement. The foregoing shall not relieve MCI of its indemnification obligations set forth in the MCI Assignment Agreement.

10.         ASSIGNMENT/DELEGATION. Subject to the terms and conditions hereof, each party may assign and delegate this Agreement, and any or all of its rights, privileges and obligations hereunder, in whole or in part, to any third party, provided such third party expressly agrees in writing to be bound by the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained herein. This Agreement shall be binding upon each party’s permitted successors and assigns.

11.         ARBITRATION. The parties hereto each agree that, except as otherwise required by any applicable collective bargaining agreement, any and all disputes or controversies of any nature between them arising at any time shall be determined by binding arbitration in accordance with the Commercial Arbitration Rules of JAMS before a single neutral arbitrator (“Arbitrator”). The Arbitrator shall be an attorney or retired judge with experience in disputes concerning the entertainment business and with specific experience in licensing and shall be mutually agreed upon by MRI and MCI. If MRI and MCI are unable to agree on an Arbitrator, the Arbitrator shall be appointed by JAMS. The fees of the Arbitrator shall be borne equally by MRI and MCI; provided, however, that the Arbitrator may require that such fees be borne in such other manner as the Arbitrator determines is required in order for this arbitration clause to be enforceable under applicable law. The parties shall be entitled to conduct discovery in accordance with the discovery rules applicable in the Supreme Courts of the State of New York; provided, however, that (a) the Arbitrator must authorize such all discovery in advance based on findings that the material sought is relevant to the issues in dispute and that the nature and scope of such discovery is reasonable under the circumstances, and (b) discovery shall be limited to depositions and production of documents unless the Arbitrator finds that another method of discovery (e.g., interrogatories) is the most reasonable and cost efficient method of obtaining the information sought. There shall be a record of the proceedings at the arbitration hearing and the Arbitrator shall issue a Statement of Decision setting forth the factual and legal basis for the Arbitrator’s decision. If neither party gives written notice requesting an appeal within ten (10) business days after the issuance of the Statement of Decision, the Arbitrator’s decision shall be final and binding as to all matters of substance and procedure, and may be enforced by a petition to the Supreme Court, New York County, which may be made ex parte, for confirmation and enforcement of the award. If either party gives written notice requesting an appeal within ten (10) business days after the issuance of the Statement of Decision, the award of the Arbitrator shall be appealed to three (3) neutral arbitrators (the “Appellate Arbitrators”), each of whom shall have the same qualifications and be selected through the same procedure as the Arbitrator. The appealing party shall file its appellate brief within thirty (30) days after its written notice requesting the appeal and the other party shall file its brief within thirty (30) days thereafter. The Appellate Arbitrators shall thereupon review the decision of the Arbitrator applying the same standards of review (and all of the same presumptions) as if the Appellate Arbitrators were the Appellate Division of the New York State Supreme Court reviewing a judgment of the trial division of a New York State Supreme Court, except that the Appellate Arbitrators shall in all cases issue a final award and shall not remand the matter to the Arbitrator. The decision of the Appellate Arbitrators shall be final and binding as to all matters of substance and procedure, and may be enforced by a petition to the Supreme Court, which may be made ex parte, for confirmation and enforcement of the award. The party appealing the decision of the Arbitrator shall pay all costs and expenses of the appeal, including the fees of the Appellate Arbitrators and the reasonable outside attorneys’ fees of the opposing party, unless the decision of the Arbitrator is reversed, in which event the expenses of the appeal shall be borne as determined by the Appellate Arbitrators. The Arbitrator shall have the power to enter temporary restraining orders, preliminary and permanent injunctions. Prior to the appointment of the Arbitrator or for remedies beyond the jurisdiction of an arbitrator, at any time, either party may seek pendente lite relief in a court of competent jurisdiction in New York County, New York without thereby waiving its right to arbitration of the dispute or controversy under this Section 11. All arbitration proceedings (including proceedings before the Appellate Arbitrators) shall be closed to the public and confidential and all records relating thereto shall be permanently sealed, except as necessary to obtain court confirmation of the arbitration award. All arbitrations proceedings shall take place the State of New York, County of New York. The provisions of this Section 11 shall supersede any inconsistent provisions of any prior agreement between the parties.

12.         TREATMENT IN BANKRUPTCY. The parties intend that the MRI Granted Rights granted by MRI to MCI hereunder be governed by 11 USC Section 365(n) in the event of the bankruptcy or insolvency of MRI, to the greatest extent permitted by law. MRI recognizes that, notwithstanding any rejection of this Agreement in any bankruptcy proceeding, MCI may, to the greatest extent permitted by law, elect to continue to enjoy all rights and licenses granted herein for the entire license term provided in this Agreement.

13.	INTENTIONALLY OMITTED.

14.         TRANSACTIONS WITH AFFILIATES. MRI and MCI each acknowledge that the consideration for the grant of the MRI Granted Rights is fair and reasonable and was arrived at as a result of an arms length transaction. MRI acknowledges and agrees that MCI, in its exploitation of the MRI Granted Rights, may and does have the unfettered right to enter into transactions of any nature with entities which, directly or indirectly, control, are controlled by or are under common control with MCI (“Affiliates”); and that MRI shall not at any time challenge the enforceability of such transaction on the basis that such transaction was entered into with an Affiliate of MCI.

15.         NOTICE. Any notice herein required or permitted to be given will be given in writing and may be delivered personally to any officer of MCI or MRI, or as appropriate, by express courier,

registered or certified mail (postage and fees prepaid, with return receipt requested), or by facsimile transmission to the address set forth below. Either party may from time to time specify or change the address for such notice by giving written notice thereof to the other party in the manner provided in this Section 15. A notice will be deemed given three (3) days after deposit if by express courier, five (5) days after deposit if by regular mail, or upon transmission (with conformation of receipt) if by facsimile.

If to MCI:	Marvel Characters, Inc.
9242 Beverly Boulevard
Suite 350
Beverly Hills, California 90210
Attention: President
Fax: (310) 285-9825

If to MRI:	MVL Rights LLC
9242 Beverly Boulevard
Suite 350
Beverly Hills, California 90210
Attention: President
Fax: (310) 285-9825

With a courtesy copy to:	Marvel Enterprises, Inc.
417 5th Avenue
10th Floor
New York, New York 10016
Attention: General Counsel
Fax: (212) 576-4005

16.	RIGHTS AND REMEDIES.

16.1       MCI’s Rights and Remedies.  MRI acknowledges and agrees that a breach or threatened breach by MRI of this Agreement and including without limitation of MCI’s MRI Granted Rights may cause MCI irreparable harm and that MCI may have no adequate remedy in money or damages. Accordingly, in the event of a breach or threatened breach of MCI’s MRI Granted Rights, MCI shall for itself and on behalf of its shareholders be entitled to seek preliminary, permanent and/or other injunctive relief without having to post bond or prove irreparable injury. MCI’s right to injunctive relief in connection with such a breach or threatened breach is in addition to and not in limitation of any other rights and remedies of MCI. Notwithstanding the foregoing, MCI shall not have the right and does hereby waive any right to bring any action or proceeding to terminate or rescind this Agreement.

16.2       MRI’s Rights and Remedies.  MCI acknowledges and agrees that a breach or threatened breach by MCI of MCI’s representations, warranties or covenants set forth in this Agreement may cause MRI irreparable harm and that MRI may have no adequate remedy in money or damages. Accordingly, in the event of a breach or threatened breach of MCI’s representations, warranties and covenants set forth herein, MRI shall for itself and on behalf of its shareholders be entitled to seek preliminary, permanent and/or other injunctive relief without having to post bond or prove irreparable injury. MRI’s right to injunctive relief in connection with such a breach or threatened breach is in addition to and not in limitation of any other rights and remedies of MCI. Notwithstanding the foregoing, MRI shall not have the right and does hereby waive any right to bring any action or proceeding to terminate or rescind this Agreement.

17.	MISCELLANEOUS.

17.1       Governing Law/Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York excluding to the greatest extent a New York court would permit, any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

17.2       Severability. If any provision of this Agreement, or the application of any such provision to any party or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to the parties or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

17.3       Survival of Representations and Warranties. The representations, warranties and covenants of each of MCI and MRI shall survive the termination of this Agreement; provided, however, that the representations, warranties and covenants of the parties shall not survive and shall not be deemed to apply in the event of a termination by reason of the failure of the Conditions Precedent.

17.4       Relationship of the Parties. This Agreement shall not be construed as creating an agency, partnership, joint venture or any other form of association, for tax purposes or otherwise, between the parties and the parties shall at all times be and remain independent contractors. Except as expressly agreed by the parties in writing, neither party shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other party or to bind the other party in any respect whatsoever.

17.5       No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and its respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other person or entity.

17.6       Waiver/Counterparts. No waiver of any obligation by any party hereto under this Agreement shall be effective unless in writing, specifying such waiver, executed by the party making such waiver. A waiver by a party hereto of any of its rights or remedies under this Agreement on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time. This Agreement may be executed in counterparts, by facsimile or otherwise, each of which shall be deemed an original Agreement for all purposes, including the judicial proof of any of the terms hereof, provided, however that all such counterparts shall constitute one and the same Agreement.

17.7       Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the party who drafted or whose representative drafted this Agreement. The parties are sophisticated and have been represented by lawyers throughout this transaction who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe the presumption of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied and therefore waive the effects thereof. Each party acknowledges that it has read this Agreement, understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

17.8       Entire Agreement/Headings. This Agreement sets forth the entire agreement and understanding between the parties relating to the subject matter herein and merges all prior discussions between the parties. All exhibits and schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement as and where referenced in this Agreement. No modification of or amendment to this Agreement will be effective unless in writing signed by each of the parties to this Agreement. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

[Signature page to follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the Effective Date.

MVL RIGHTS LLC,	MARVEL CHARACTERS, INC.,
a Delaware limited liability company	a Delaware corporation

By: /s/ John Turitzin	By: /s/ John Turitzin

Name: John Turitzin	Name: John Turitzin

Title: Executive Vice President	Title: President

[SIGNATURE PAGE TO MRI-MCI LICENSE AGREEMENT